Exhibit 99.1

News

August 2, 2004	Analyst Contact:	Weldon Watson
918-588-7158

ONEOK second quarter earnings exceed expectations;

2004 guidance increases

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today announced that net income for the second quarter of 2004 exceeded analyst expectations. Net income was $17.8 million, or 17 cents per diluted share of common stock, and First Call average of analyst estimates was 16 cents per share. For the same period in 2003, net income was $22.5 million, or 23 cents per diluted share of common stock.

For the six months, net income was $122.9 million, or $1.20 per diluted share of common stock, compared to $45 million, or 51 cents per diluted share of common stock, for 2003.

David Kyle, ONEOK’s chairman, president and chief executive officer, said, “I am pleased with our earnings and our continued strong cash flows. Our gathering and processing business continues to deliver strong results. Higher commodity prices, improved keep whole spread conditions, and our ongoing strategy of restructuring contracts had a positive impact. The production segment, as expected, is contributing positively due to last year’s acquisition of natural gas and oil properties in east Texas.

“Typically during the second and third quarters, we experience lower operating results from our marketing group as we focus on injecting gas into storage in preparation for winter customer demands. We have renewed our focus on our physical marketing business and recently added three new LDC customers and two new large industrial customers. In addition, we expect to begin reporting revenues from our non-trading activities on a gross basis beginning in the third quarter.

“As a result of the improved outlook in our gathering and processing segment we have increased our earnings guidance for 2004 by 6 cents, or to a new range of $2.18 to $2.24 per share. Earnings per share are also estimated to be 18 cents and 82 cents for the third and fourth quarters, respectively.

ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

“Finally, I am pleased to remind shareholders that in June the Board of Directors increased the quarterly dividend on common stock for the third time in 2004 by two cents per share. The quarterly dividend of 23 cents per share will be paid August 16 to holders of record as of July 30.”

2nd Quarter results included:

•	Operating income of $53.6 million, compared to $62 million one year ago; and

•	The impact of $8.9 million in operating income from rate relief for the distribution companies in Kansas and Oklahoma.

Fiscal year to date results included:

•	Operating income of $248.7 million, compared to $294.4 million one year ago; and

•	Cash flow from operations, before changes in working capital, of $274.2 million, which exceeded capital expenditures of $114.4 million and dividends of $39.5 million by $120.3 million.

The following table shows the components of net income for the fiscal year to date. All numbers are net of tax.

	Six Months Ended June 30,
	2004		2003
(Net Income in Millions of Dollars)	Net Income	EPS	Net Income	EPS
Income from continuing operations	$122.9	$1.20	$148.2	$1.43
Income from operations of a discontinued component	—	—	2.3	0.02
Gain on sale of discontinued component	—	—	38.4	0.34
Cumulative effect of rescission of EITF 98-10	—	—	(141.8)	(1.26)
Cumulative effect adoption of FAS 143	—	—	(2.1)	(0.02)

Net Income	$122.9	$1.20	$45.0	$0.51

2004 Business unit results

Production

Operating income increased to $12 million for the second quarter of 2004, compared to $3.2 million in 2003 for our production operation primarily as a result of the acquisition of the Texas gas and oil properties in December 2003. The acquired properties produced 2.2 Bcf of natural gas and 32,000 barrels of oil during the second quarter of 2004. Operating income also benefited from a hedged natural gas price of $5.04 per thousand cubic feet in 2004 compared to $4.75 per thousand cubic feet in 2003.

The acquisition of the Texas gas and oil properties increased lease-operating expense by approximately $1.8 million. We also participated in drilling 22 development wells during the second quarter of 2004 compared to 14 wells in the same quarter last year, and completed 16 wells during the second quarter of 2004 compared to 8 wells in the same quarter in 2003.

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

For the remainder of 2004, we have hedged approximately 95 percent of our anticipated natural gas production at an average net price at the wellhead of $5.50 per thousand cubic feet and 100 percent of our anticipated oil production at a fixed NYMEX price of $30.35 per barrel. Currently, we have hedges on 20 million cubic feet per day of our 2005 natural gas production at a net wellhead price of $5.68 per thousand cubic feet. We have also hedged an additional 10 million cubic feet per day for the first quarter of 2005 at a net wellhead price of $6.12 per thousand cubic feet.

Operating income for the fiscal year to date was $23.8 million compared to $8.9 million for the same period in 2003.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income from our gathering and processing operation increased 73 percent to $27.3 million for the second quarter of 2004, compared to $15.8 million for 2003 because of:

•	Higher prices for natural gas, natural gas liquids and condensate;

•	Improved keep-whole spreads due to the higher value of natural gas liquids relative to natural gas; and

•	Improved margins resulting from the segment’s ongoing strategy of restructuring unprofitable gas purchase, gathering and processing contracts.

Operating income for the fiscal year to date was $47.8 million compared to $23.6 million for the same period in 2003.

For the remainder of 2004, we have hedged approximately 50 percent of our company-owned condensate sales at an average NYMEX price of $38.38 per barrel. We have also pre-sold for the remainder of 2004 approximately 50 percent of certain company-owned natural gas liquids at a weighted average price of 62 cents per gallon.

The following table sets forth our contract mix on a volumetric basis for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
Contract Type	2004	2003	2004	2003
Fee	46%	46%	46%	47%
Percent of Proceeds	31%	28%	31%	27%
Keep Whole	23%	26%	23%	26%

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

The gathering and processing segment is engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has a processing capacity of approximately 1.9 billion cubic feet per day, of which approximately 1 million cubic feet per day is currently idle. Our gathering and processing segment owns approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income from our transportation and storage operation was $11.1 million for the second quarter of 2004, compared to $11.3 million for the same period in 2003. Although operating income and net revenues were flat compared to 2003, there were offsetting differences between the periods, including:

•	Increased storage revenue due to additional spot storage transactions; and

•	Lower volumes transported due to decreased irrigation and power plant demand.

Operating income for the fiscal year to date was $24.6 million compared to $26.5 million for the same period in 2003.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. The storage facilities have a combined working capacity of 59.6 billion cubic feet, of which 8 billion cubic feet is temporarily idle.

Distribution

Operating income from our distribution operation was a loss of $2.7 million for the second quarter of 2004, compared to income of $0.4 million for the same period in 2003, primarily due to the combination of the following:

•	In Oklahoma, decreased margin of $5 million due to reduced sales volumes partially offset by rate relief of $2.4 million;

•	In Kansas, decreased margin of $5.8 million due to the December 2003 elimination of the WeatherProof Bill program, which reversed part of the impact seen in first quarter, offset by $6.5 million in rate relief; and

•	Increased employee and contractor costs of $4.1 million.

Operating income for the fiscal year to date was $83 million compared to $75.4 million for the same period in 2003.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Marketing and Trading

Operating income from our marketing and trading operation was $4.9 million for the second quarter of 2004, compared to $30.5 million for the same period in 2003. For the fiscal year to date, operating income was $68.3 million compared to $157.4 million in 2003. The revenue from marketing and trading was derived from the following three sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Millions of Dollars)
Marketing	$1.3	$13.7	$64.3	$93.8
Trading	7.3	21.2	14.2	71.8
Retail Marketing	5.6	4.5	11.1	11.3

	14.2	39.4	89.6	176.9
Less: Expenses	9.3	8.9	21.3	19.5

Operating income	$4.9	$30.5	$68.3	$157.4

The decrease in operating income for the second quarter of 2004 compared to the same period in 2003 is primarily due to:

•	The impact on marketing and storage activities of decreases in inter-regional basis spreads;

•	Reduced natural gas volatility and the impact it has on our options portfolio included in trading activities;

•	The impact on both marketing and storage and trading activities of a change in the value of our derivative contracts subject to fair value accounting; and

•	An increase in our retail operations resulting from continued customer expansion and contract extensions.

As we look to the balance of 2004, we still have 25 billion cubic feet of natural gas to inject into our total leased capacity of 84 billion cubic feet. Current NYMEX natural gas spreads to the winter are over 80 cents per MMbtu. This fall, we expect to start reaping benefits from our Canadian market expansion with improved capability of serving northeastern United States markets. We continue to expand our peaking services with both new and existing customers.

The marketing and trading segment purchases, stores, transports, markets and trades natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country and flexibility in capturing volatility in the energy markets. The segment also markets and trades crude oil and power on a smaller scale.

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

Earnings Conference Call

The ONEOK second quarter conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on August 3, 2004. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-246-6870, pass code 4066547. A recording of the call will be available on our Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 4066547.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, management’s plans and objectives for future operations, expectations relating to pending or possible acquisitions and dispositions, expectations as to the dividend level on our common stock, business prospects, outcome of regulatory proceedings, market conditions, and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained in this press release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including estimates for oil and gas reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of terrorist attacks or the threat of terrorist attacks;

•	risks associated with the adequate supply of natural gas to our gathering and processing facilities, including from production declines, which outpace new drilling;

•	risks associated with a misstatement of the volumes and revenues due to implementation of the new customer service system;

•	the impact of the outcome of pending and future litigation; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2004	2003	2004	2003
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$618,231	$457,898	$1,573,542	$1,408,937
Energy trading revenues, net	13,908	37,090	89,172	172,761
Cost of gas	402,087	262,552	1,039,903	946,310

Net Revenues	230,052	232,436	622,811	635,388

Operating Expenses
Operations and maintenance	113,646	114,120	244,022	226,563
Depreciation, depletion, and amortization	46,226	39,709	92,966	80,136
General taxes	16,574	16,598	37,109	34,243

Total Operating Expenses	176,446	170,427	374,097	340,942

Operating Income	53,606	62,009	248,714	294,446

Other income	1,655	2,051	9,469	2,905
Other expense	883	1,005	8,473	1,118
Interest expense	24,949	24,969	48,637	53,546

Income before Income Taxes	29,429	38,086	201,073	242,687

Income taxes	11,640	15,538	78,131	94,532

Income from Continuing Operations	17,789	22,548	122,942	148,155
Discontinued operations, net of taxes:
Income from operations of discontinued component	—	—	—	2,342
Gain on sale of discontinued component	—	—	—	38,369
Cumulative effect of changes in accounting principle, net of tax	—	—	—	(143,885)

Net Income	17,789	22,548	122,942	44,981
Preferred stock dividends	—	5,045	—	20,211

Income Available for Common Stock	$17,789	$17,503	$122,942	$24,770

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.17	$0.24	$1.22	$1.66
Earnings per share from operations of discontinued component	—	—	—	0.02
Earnings per share from gain on sale of discontinued component	—	—	—	0.34
Earnings per share from cumulative effect of changes in accounting principle	—	—	—	(1.28)

Net earnings per share, basic	$0.17	$0.24	$1.22	$0.74

Diluted:
Earnings per share from continuing operations	$0.17	$0.23	$1.20	$1.43
Earnings per share from operations of discontinued component	—	—	—	0.02
Earnings per share from gain on sale of discontinued component	—	—	—	0.34
Earnings per share from cumulative effect of changes in accounting principle	—	—	—	(1.28)

Net earnings per share, diluted	$0.17	$0.23	$1.20	$0.51

Average Shares of Common Stock (Thousands)
Basic	102,545	74,412	100,830	79,048
Diluted	103,971	97,025	102,673	97,772

Dividends per share of Common Stock	$0.44	$0.17	$0.63	$0.34

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2004	December 31, 2003
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$18,960	$12,172
Trade accounts and notes receivable, net	815,657	970,141
Materials and supplies	21,576	18,962
Gas in storage	444,569	500,439
Assets from price risk management activities	227,033	289,417
Deposits	20,485	42,424
Other current assets	39,437	46,184

Total Current Assets	1,587,717	1,879,739

Property, Plant and Equipment
Production	424,993	404,254
Gathering and Processing	1,047,083	1,036,080
Transportation and Storage	697,280	699,676
Distribution	2,860,055	2,813,800
Marketing and Trading	127,128	126,315
Other	128,741	99,549

Total Property, Plant and Equipment	5,285,280	5,179,674
Accumulated depreciation, depletion, and amortization	1,561,931	1,487,848

Net Property, Plant and Equipment	3,723,349	3,691,826

Deferred Charges and Other Assets
Regulatory assets, net	203,887	213,915
Goodwill	225,363	225,615
Assets from price risk management activities	117,906	113,052
Prepaid pensions	123,965	120,618
Investments and other	86,668	69,283

Total Deferred Charges and Other Assets	757,789	742,483

Total Assets	$6,068,855	$6,314,048

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2004	December 31, 2003
	(Thousands of dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$341,334	$6,334
Notes payable	40,000	600,000
Accounts payable	882,773	813,895
Dividends payable	23,685	—
Accrued taxes	43,140	102,637
Accrued interest	33,643	32,999
Customers’ deposits	35,700	34,692
Unrecovered purchased gas costs	65,171	51,378
Liabilities from price risk management activities	283,511	302,878
Deferred income taxes	8,250	6,194
Other	118,458	130,174

Total Current Liabilities	1,875,665	2,081,181

Long-term Debt, excluding current maturities	1,525,988	1,878,264
Deferred Credits and Other Liabilities
Deferred income taxes	598,016	559,356
Liabilities from price risk management activities	188,435	112,714
Lease obligation	93,555	100,292
Other deferred credits	330,810	340,849

Total Deferred Credits and Other Liabilities	1,210,816	1,113,211

Total Liabilities	4,612,469	5,072,656

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 106,012,637 shares and outstanding 102,976,466 shares at June 30, 2004; issued 98,194,674 shares and outstanding 95,194,666 shares at December 31, 2003	1,060	982
Paid in capital	987,816	815,870
Unearned compensation	(2,489)	(3,422)
Accumulated other comprehensive loss	(34,603)	(17,626)
Retained earnings	555,783	495,971
Treasury stock at cost: 3,036,171 shares at June 30, 2004 and 3,000,008 shares at December 31, 2003	(51,181)	(50,383)

Total Shareholders’ Equity	1,456,386	1,241,392

Total Liabilities and Shareholders’ Equity	$6,068,855	$6,314,048

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2004	2003
	(Thousands of dollars)
Operating Activities
Income from continuing operations	$122,942	$148,155
Depreciation, depletion, and amortization	92,966	80,136
Gain on sale of assets	(8,606)	(289)
Income from equity investments	(541)	(762)
Deferred income taxes	52,772	67,999
Stock based compensation expense	4,640	2,095
Allowance for doubtful accounts	10,005	8,573
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	144,479	152,724
Inventories	53,256	(259,848)
Unrecovered purchased gas costs	13,793	(5,336)
Deposits	21,939	—
Regulatory assets	(300)	2,895
Accounts payable and accrued liabilities	26,962	47,978
Price risk management assets and liabilities	(11,468)	8,272
Other assets and liabilities	(45,316)	42,727

Cash Provided by Continuing Operations	477,523	295,319
Cash Provided by Discontinued Operations	—	8,285

Cash Provided by Operating Activities	477,523	303,604

Investing Activities
Changes in other investments, net	888	708
Acquisitions	—	(432,954)
Capital expenditures	(114,402)	(84,441)
Proceeds from sale of property	15,073	—
Other investing activities	(7,033)	—

Cash Used in Continuing Operations	(105,474)	(516,687)
Cash Provided by Discontinued Operations	—	280,669

Cash Used in Investing Activities	(105,474)	(236,018)

Financing Activities
Payments of notes payable, net	(560,000)	(265,500)
Change in bank overdraft	(15,929)	11,830
Issuance of debt	—	402,500
Termination of interest rate swaps	82,915	—
Payment of debt issuance costs	—	(2,564)
Payment of debt	(465)	(15,667)
Purchase of Series A Convertible Preferred Stock	—	(300,000)
Issuance of common stock	168,545	218,521
Issuance (receipt) of treasury stock, net	(798)	2,445
Dividends paid	(39,529)	(34,680)

Cash Provided by (Used in) Financing Activities	(365,261)	16,885

Change in Cash and Cash Equivalents	6,788	84,471
Cash and Cash Equivalents at Beginning of Period	12,172	73,522

Cash and Cash Equivalents at End of Period	$18,960	$157,993

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc.

INFORMATION AT A GLANCE

	Three Months Ended June 30,				Six Months Ended June 30,
	2004		2003		2004	2003
	(Millions of dollars)
Production
Net Revenues	$24.1		$9.7		$50.5	$22.4
Depreciation, depletion, and amortization	$6.2		$2.6		$12.7	$6.0
Operating Income	$12.0		$3.2		$23.8	$8.9
Proved reserves
Gas (MMcf)	(b	)	(b	)	214,702	60,323
Oil (MBbls)	(b	)	(b	)	3,586	2,188
Production
Gas (MMcf)	4,060		1,741		8,303	3,573
Oil (MBbls)	83		58		169	135
Average realized price (a)
Gas ($/Mcf)	$5.04		$4.75		$5.21	$4.99
Oil ($/Bbls)	$27.93		$25.14		$28.84	$28.10
Capital expenditures	$11.9		$3.8		$20.4	$6.7

Gathering and Processing
Net Revenues	$63.6		$52.3		$123.0	$98.7
Depreciation, depletion, and amortization	$8.2		$7.3		$16.2	$14.5
Operating Income	$27.3		$15.8		$47.8	$23.6
Total gas gathered (MMMBtu/d)	1,113		1,157		1,110	1,189
Total gas processed (MMMBtu/d)	1,147		1,224		1,155	1,223
Natural gas liquids sales (MBbls/d)	101		99		106	114
Natural gas liquids produced (MBbls/d)	59		58		60	56
Gas sales (MMMBtu/d)	332		322		322	338
Capital expenditures	$5.9		$5.5		$10.0	$8.0
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.66		$0.54		$0.64	$0.59
Average NYMEX crude oil price ($/Bbl)	$38.54		$29.27		$36.47	$31.63
Average natural gas price ($/MMBtu) (mid-continent region)	$5.51		$5.00		$5.36	$5.55

Transportation and Storage
Net Revenues	$26.5		$27.0		$57.0	$57.2
Depreciation, depletion, and amortization	$4.3		$4.2		$8.6	$8.3
Operating Income	$11.1		$11.3		$24.6	$26.5
Volumes transported (MMcf)	92,812		95,138		221,747	240,118
Capital expenditures	$2.0		$3.8		$4.0	$4.8
Average natural gas price ($/MMBtu) (mid-continent region)	$5.51		$5.00		$5.36	$5.55

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

Distribution
Net Revenues	$104.0	$103.0	$307.0	$278.3
Depreciation, depletion, and amortization	$25.9	$23.7	$52.2	$47.6
Operating Income	$(2.7)	$0.4	$83.0	$75.4
Average number of customers	2,004,683	1,987,892	2,013,877	1,999,834
Capital expenditures	$36.7	$34.2	$62.6	$59.1
Natural gas volumes (MMcf)
Gas Sales	30,190	32,059	118,523	123,014
Transportation	54,182	48,411	121,574	112,647

Marketing
Net Revenues	$14.3	$39.4	$89.6	$176.9
Depreciation, depletion, and amortization	$1.4	$1.5	$2.8	$2.9
Operating Income	$4.9	$30.5	$68.3	$157.4
Natural gas marketed (MMcf)	248,670	218,210	535,156	534,147
Electricity marketed (MMwh)	966	453	1,751	743
Physically settled volumes (MMcf)	510,509	472,301	1,050,613	1,049,736
Capital expenditures	$0.7	$0.3	$0.8	$0.4

Discontinued Component
Net Revenues	$—	$—	$—	$7.7
Depreciation, depletion, and amortization	$—	$—	$—	$1.9
Operating Income	$—	$—	$—	$3.8
Production
Gas (MMcf)	—	—	—	1,472
Oil (MBbls)	—	—	—	53
Average realized price
Gas ($/Mcf)	$—	$—	$—	$4.10
Oil ($/Bbls)	$—	$—	$—	$32.28

(a)	Average realized price reflects the impact of hedging activities.

(b)	Reserves are disclosed at a point in time, therefore reserves are only shown as of June 30, 2004 and 2003.

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ONEOK second quarter earnings

exceed expectations

2004 guidance increases

August 2, 2004

ONEOK, Inc. and Subsidiaries

EARNINGS GUIDANCE

(In Millions, except per share data)	Previous 2004 Guidance	Updated 2004 Guidance		Change
Operating Income
Production	$49	$49		$—
Gathering and Processing	84	99		15
Transportation and Storage	51	50		(1)
Distribution	120	118		(2)
Marketing and Trading	155	155		—
Other	1	1		—

Operating income	460	472		12
Other income/expense	2	2		—
Interest	99	99		—
Income taxes	139	145		6

Net Income	$224	$230		$6

Earnings Per Share of Common Stock—Diluted	$2.15	$2.21		$0.06

Quarterly earnings per share are expected to be:
First quarter (actual)	$1.04
Second quarter (actual)	$0.17
Third quarter	$0.18
Fourth quarter	$0.82

Average Shares of Common Stock— Diluted (thousands of shares)	Previous Guidance	2004 Updated Guidance
		Q1	Q2	Q3	Q4	12 Months
Average shares of common stock outstanding	102.2	99.3	102.8	103.2	103.6	102.2
Dilutive Components (1)
Mandatory convertible equity units (2)	1.6	1.7	0.8	1.6	2.0	1.5
Options and other dilutive units	0.4	0.3	0.4	0.5	0.4	0.4

Total Average Shares of Common Stock—Diluted	104.2	101.3	104.0	105.3	106.0	104.1

Capital Expenditures (No change)
Production						$43
Gathering and Processing						46
Transportation and Storage						20
Distribution						147
Marketing and Trading						1
Other						18

Total Capital Expenditures						$275

Cash Flow from Operations before Changes in Working Capital	$513					$522
Less Dividends	83					87
Less Capital Expenditures	275					275

Surplus	$155					$160

(1)	Earnings per share for each quarter will not necessarily add to the Earnings per share for the twelve months and fiscal year to date due to changes in the number of shares between periods and rounding differences. Dilutive components included in the average shares of common stock for the twelve months and fiscal year to date are computed by taking the average for that component for each quarter in the respective period ( i.e. The Mandatory convertible equity units for the twelve-month period are computed by adding the units for each quarter and dividing by the number of quarters or 1.7 + 0.8 + 1.6 + 2.0 = 6.1, 6.1 / 4 = 1.5).

(2)	For purposes of this guidance, the dilutive effect of the mandatory convertible equity units has been calculated using $22.50 and $23.00 as the average closing price for the last 20 trading days of the third and fourth quarter, respectively.

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